For Immediate Release

Contact: Andrew M. O'Shea Chief Financial Officer (860) 298-0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone & Ruth International (646) 536-7015 bcano@breakstoneruth.com

Moscow CableCom Corp. Announces Results of Stockholders Meeting
Provides an Update on Financing Transaction with Columbus Nova

December 15, 2004 - New York, NY - Moscow CableCom Corp. (NASDAQ: MOCC) today announced that its stockholders have approved the issuance of 4,500,000 shares of newly authorized Series B Convertible Preferred Stock and warrants to acquire and additional 8,283,000 shares of Series B Convertible Preferred Stock as part of a proposed $51 million financing transaction with affiliates of Columbus Nova Capital ("Columbus Nova").  The Company expects to receive $22.5 million in equity financing and up to $28.5 million of debt financing from the financing transaction with Columbus Nova, before the costs of the transaction are taken into account.

The Company's stockholders also approved an amendment to the Company's Certificate of Incorporation, which is contingent upon the closing of the Columbus Nova financing transaction; approved amendments to the Company's 2003 Stock Option Plan; and elected a Board of Directors consisting of the current nine members of its Board of Directors to serve for the ensuing year or until their successors are elected and qualified.

The closing of the Columbus Nova financing is contingent upon Moscow CableCom's wholly-owned subsidiary ComCor-TV ("CCTV") and Moscow Telecommunications Corp. ("COMCOR") reaching an agreement on the revised terms of CCTV's use of COMCOR's Moscow Fiber Optic Network ("MFON") for the delivery of signals and other services.  COMCOR also owns approximately 48% of the currently outstanding shares of Moscow CableCom's Common Stock.  These negotiations are ongoing, and Moscow CableCom is committed to ensuring that the terms and conditions of the agreement are consistent with its expectations for the growth of CCTV's cable television and Internet access operations in Moscow.  At this time, the Company is not able to state when an agreement with COMCOR will be reached and approved by its Board of Directors, however, it seeks to accomplish both as soon as possible.

Please refer to our web site at moscowcablecom.com for a complete description of and details related to proposals approved by MOCC shareholders ("SEC Filings"), as well as to the Columbus Nova financing.

About Moscow CableCom

Moscow CableCom, (www.moscowcablecom.com), is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Moscow-based hybrid-fiber-coaxial pay-TV and Internet service provider that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network, including the consummation of the proposed financing transaction with Columbus Nova, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.  Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.